EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of August 2011 by and between BOOMERANG SYSTEMS INC., a Delaware corporation (the “Company” or “Boomerang”), and DAVID KOCH (“Employee”), with an address of 7340 S. 3030 E, Salt Lake City, Utah 84121.

RECITALS:

WHEREAS, the Company wishes to employ Employee in the capacities set forth on Exhibit “A” attached hereto, pursuant to the terms and conditions of this Agreement; and

WHEREAS, Employee desires to render such employment services to the Company and is willing to accept such employment on the terms and conditions provided herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending legally to be bound, hereby agree as follows:

1.           EMPLOYMENT AND DUTIES.  The Company hereby employs Employee in the capacity of Chief Operating Officer of the Utah Division of the Company, as set forth on Exhibit “A”, and Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.  Employee shall report directly to the President and CEO of the Company.  Employee shall perform such duties as are consistent with his job title and written job description as more particularly set forth in Exhibit “A”.  In addition to the foregoing responsibilities, Employee shall also be responsible for such other duties as agreed by the Company and Employee.  Employee hereby acknowledges that he is to be employed on a full-time basis and that his working schedule shall correspond with the reasonable requirements of his position.  Employee shall also be expected to work such times, including weekends, on an “as needed” basis.  Employee hereby acknowledges that he has been advised that he will be classified as an “exempt” employee and, as such, shall not be entitled to overtime compensation.

2.           LIMITATION ON OTHER EMPLOYMENT.  Employee hereby accepts such employment and agrees to render services to the Company in accordance with this Agreement.  Employee further agrees to serve the Company faithfully and to the best of his ability, to devote his business time, energy and skill to such employment, and use his best efforts, skills and abilities to promote the Company’s interests.  Employee further represents and warrants that he is not subject to any restrictive covenant, covenant not to compete, contract or other agreement that would limit or prohibit him from rendering the services and performing the duties and responsibilities required of him hereunder.  Employee shall not accept any employment (other than with the Company), unless such outside employment is approved in writing by the President and CEO of the Company.  Failure to abide by this provision will result in the appropriate disciplinary actions being taken, including, but not limited to, termination of employment.

3.            TERM OF EMPLOYMENT.  This Agreement shall be effective from the date first above written (the “Effective Date”) and shall continue in effect until terminated by either party in accordance with the terms and conditions of Section 5 hereof.

4.           COMPENSATION AND BENEFITS.  Until the termination of Employee’s employment hereunder, in consideration for the services of Employee hereunder, the Company shall compensate Employee as follows:

4.1           Base Salary.  Employee shall be paid a base salary at the annual rate of One Hundred Fifty Thousand Dollars ($150,000.00) per annum (“Base Salary”), payable in accordance with the regular payment periods and practices adopted by the Company.  The Base Salary amount shall be reviewed annually by Employee and the Company to determine whether it should be adjusted to reflect the Company’s recent financial performance and the performance of the Employee.

4.2           Option Award.  After one (1) year of continued employment with the Company, Employee shall be entitled to a certain award of Company stock options, in the sole and absolute discretion of the Company, in accordance with that certain Stock Option Agreement, to be provided at such one (1) year anniversary, provided that the Employee receives a favorable performance review, which shall be determined in the sole and absolute discretion of the Company.

4.3           Stock Bonus.     As additional consideration, Employee shall be awarded Eleven Thousand Seven Hundred Sixty Five (11,765) shares of common stock of the Company (the “Stock Bonus”) six (6) months after the date of this Agreement, written above.  The Stock Bonus shall vest after one (1) year of Employee’s continued employment with the Company.  The Stock Bonus shall be forfeited by Employee if he voluntarily terminates his employment prior to his one (1) year anniversary, (where voluntary termination shall include, but is not limited to, death or the permanent disability of Employee); or if Employee is terminated for “cause”, as “cause” is defined herein.  For purposes of this Agreement, “cause” shall mean if the Employee engages in: fraudulent activity or conduct, the conviction of a crime, dishonesty, deceit, the sale or distribution of confidential information of the Company or any client information.  In the event that the Employee is terminated without “cause” within six (6) months after the date of this Agreement, Employee shall forfeit any rights to the Stock Bonus.  If the Employee is terminated without ‘cause” at or after six (6) months of the date of this Agreement, but prior to his one (1) year anniversary, Employee shall receive a pro-rata portion of the Stock Bonus, which shall vest in relation to the amount of time that the Employee was employed by the Company his initial six (6) months of employment.  For example, if the Employee is terminated without “cause” after eight (8) months of employment, he shall receive one third (1/3rd) of the Stock Bonus, or 3,921.66 shares of common stock of the Company. .

4.4           Benefit Programs.  Employee will be included in all group insurance plans (“Insurance Plans”), retirement plans, and other benefit plans and arrangements (such retirement and other benefit plans and arrangements, together with the Insurance Plans, the “Benefit Program”) available to similarly situated Employees of the Company, as such plans may be or have been adopted from time to time.  The Employee may participate in such Benefit Programs of the Company that are in existence as of the Effective Date (as such Benefit Programs may be amended or changed from time to time) and in which Employee may be eligible to participate.  Notwithstanding the foregoing, Employee shall be entitled to four (4) weeks of vacation for each calendar year.  Employee shall be allowed to carry over at most one (1) week of accrued and unused vacation to the subsequent year.  Any additional vacation time that is accrued but unused (after allowing the one (1) week carry over) must be taken in the particular calendar year on a USE IT OR LOSE IT BASIS, meaning that Employee will forfeit any vacation days that remain at the end of the particular calendar year (Employee will receive a prorated amount of vacation during the first year if hired after January 1st).  Likewise Employee shall not be paid for any accrued vacation time in the event of termination of employment for any reason from the Company.  Employee must request use of any vacation days upon not less than sixty (60) days prior notice to the Company, and the Company may refuse approval of use of such vacation days, in its reasonable discretion, based on particular project schedules or such other work load issues.

4.5           Travel Reimbursement.      During the term of his employment, the Company will reimburse the Employee up to $2,000.00 per month for travel, mileage and hotel accommodations while he works full time at the Company facility in Logan, Utah.

4.6           Handbook.  Employee has been advised that the Company reserves the right to adopt and amend an employee handbook that shall apply to all employees (the “Employee Handbook”).  Employee accepts the terms of any present or future Employee Handbook, as amended from time to time, with the understanding that this Agreement will be read together with any such Employee Handbook and where there is a conflict between such documents, the terms of this Agreement will prevail.

5.           TERMINATION.  Employee’s employment hereunder shall commence on the Effective Date and continue until terminated as follows:

5.1           With or Without Cause.  With or Without “Cause” as determined by the Company in its sole and absolute discretion.  FOR PURPOSES OF THIS AGREEMENT, THE EMPLOYEE SHALL BE EMPLOYED ON AN AT WILL EMPLOYMENT BASIS.

5.2            Rights and Remedies on Termination.  Except as provided herein, if the Employee’s employment is terminated pursuant to this Agreement for any reason, then Employee shall not be entitled to any further payments, compensation, or emoluments whatsoever (other than vested benefits under Benefit Programs) following the termination of employment, except that Employee shall be paid the unpaid portion of his Base Salary through the date of his termination, the Option Award when such Option Award is vested in accordance with the provisions set forth in Exhibit “B”, and any outstanding reimbursements due for expenses incurred in the performance of his duties prior to termination.  Notwithstanding the forgoing, Employee shall not receive any unvested Option Award, in the event that Employee is terminated for cause as a result of fraudulent activity or conduct, dishonesty, deceit, or sale or distribution of Confidential Information or any client information (collectively “Cause”) as Cause shall be determined by the Company in its sole discretion and in accordance with the Stock Option Agreement.

6.           RESTRICTIONS AND CONFIDENTIALITY.

6.1         Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement.  The Employee shall be bound by that certain Confidentiality, Non-Competition, Non-Solicitation, and Assignment Agreement, which is attached hereto and made a part hereof as Exhibit “B’, which has been executed on even date herewith.

7.           GENERAL.

7.1         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah applicable to agreements made and to be performed within Utah, without regard to the principles of conflict of laws.

7.2          Arbitration.

7.2.1           If at any time there shall be a dispute arising out of or relating to any provision of this Agreement, or any agreement contemplated hereby, such dispute shall be submitted for binding and final determination by arbitration in accordance with the regulations then obtaining of the American Arbitration Association.  Both parties agree that only one arbitrator will be used in any arbitration.  Judgment upon the award rendered by the arbitrator resulting from such arbitration shall be in writing, and shall be final and binding upon all involved parties.  The site of any arbitration shall be within Cache County, Utah.  The award may be confirmed and enforced in any court of competent jurisdiction.  The parties hereby agree that any federal or state court sitting in Cache County in the State of Utah is a court of competent jurisdiction.  This paragraph does not limit in any way a party’s right to seek injunctive relief (as provided above), including recovery of fees and costs.  This arbitration clause shall survive the termination of this Agreement and any agreement contemplated hereby or thereby.

7.2.1           Refusal by a party to arbitrate shall entitle the other party to specifically enforce this Agreement in a court of competent jurisdiction, and as a result of said refusal to arbitrate, the prevailing party shall be entitled to receive costs and reasonable attorney’s fees.  If the arbitrator determines, in his or her absolute discretion, that any party has (i) been in default hereof, (ii) instituted the arbitration proceeding without reasonable cause, or (iii) has taken an action or failed to take an action without reasonable cause which warranted the institution of the arbitration proceeding (each such party a “Defaulting Party”), as the case may be, they shall have the right to award to the party or parties injured by such unreasonable conduct an amount equal to the reasonable attorney’s fees and costs incurred by such injured party in such proceedings, together with the actual cost of such arbitration proceeding itself.

7.2.2           If the Defaulting Party does not pay or otherwise comply with the Arbitration Award within ten (10) days of written demand, the Prevailing Party shall be permitted to institute suit to enforce said decision.  In such case, the Prevailing Party shall be awarded the reasonable attorney’s fees and court costs incurred in such action.

7.3           Agreement Confidential.  Both Employee and the Company will keep the terms of this Agreement confidential provided that this provision shall not restrict any disclosure by the Company pursuant to any applicable law, regulation or judicial order.

7.4           Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally (including delivery by overnight carrier) or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this section and shall be deemed effective upon receipt if delivered personally or by telecopy, and five (5) days after mailed, if sent by certified mail:

If to Employee, to:
David Koch
7340 S. 3030 E.
Salt Lake City, Utah 84121

If to the Company, to:

Christopher Mulvihill
President
Boomerang Systems Inc.
355 Madison Avenue
Morristown, New Jersey 07960

With a copy to:
Paul T. Gregory, Esq.
Gregory Legal Group
355 Madison Avenue, Lower Level
Morristown, New Jersey 07960

7.5           Headings.  The sections headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.6           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and from and after the date hereof supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof provided, however, that the benefits conferred under this Agreement are in addition to, and not in lieu of, any and all benefits conferred under plans and arrangements currently in effect for Employee.

7.7           Assignment.  This Agreement is binding upon and shall inure to the benefit of Employee and his estate, but Employee’s rights and obligations hereunder may not be assigned or pledged by him.  The Company shall have the right to assign this Agreement to any entity in which Company or its parent corporation owns at least 51% of the equity or to a successor by merger or consolidation to Company or to a purchaser of substantially all of the Company’s outstanding shares or assets (hereinafter collectively an “Affiliate”) if the Affiliate in writing assumes the Company’s obligations hereunder, whereupon the Company shall have no further obligations hereunder.

7.8           Modification.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or in the case of a waiver, by the party waiving compliance.

7.9           Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

7.10         Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

7.11         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

BOOMERANG SYSTEMS INC.

By:	/s/ Christopher Mulvihill
Name:	Christopher Mulvihill
Title:	President

/s/ David Koch
David Koch
Dated: 10/28/2011

EXHIBIT “A”

Job Description Outline

Title:	Chief Operating Officer: Utah Division

Reports to:	Christopher Mulvihill, President and Company CEO

Location:	Logan, Utah

On-going Duties, Responsibilities and Goals will include:

CHRIS AND DAVE TO DISCUSS

EXHIBIT “B”
CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, AND ASSIGNMENT AGREEMENT

This Agreement is made as of August 1, 2011, by and between Boomerang Systems, Inc., a Delaware corporation that maintains its principal place of business at 355 Madison Avenue, Morristown, New Jersey 07960 ("Boomerang"), and David Koch, an individual residing at 7340 S. 3030 E., Salt Lake City, Utah 84121 ("Employee").

WHEREAS, Boomerang is engaged in the business of, inter alia, the development, design, manufacture, construction, and/or operation of automated parking and storage systems and related components for sale throughout the United States and around the world;

WHEREAS, Boomerang has disclosed and/or will disclose certain confidential, trade secret, or proprietary technical or business information ("Boomerang Confidential Information") to Employee, and Employee has developed or may develop or modify Boomerang Confidential Information, during the course of his employment with Boomerang;

WHEREAS, Boomerang desires to preserve Boomerang Confidential Information and prevent its disclosure to third parties, whether or not competitors of Boomerang;

WHEREAS, Employee recognizes and agrees that Boomerang is the sole and exclusive owner of Boomerang Confidential Information, and that it is necessary and beneficial to maintain the confidentiality of Boomerang Confidential Information and prevent its disclosure to or exploitation by third parties; and

WHEREAS, Employee enters into this Agreement as a condition of, and in consideration for, his continued employment on at-will basis with Boomerang;

Now, Therefore, in consideration of the mutual premises and covenants set forth below, and intending to be legally bound, the parties agree as follows:

1.           Definitions.

a.           "Third Party" means any natural person, corporation, partnership, governmental authority, or other legal entity of any type or description.

b.           "Intellectual Property" means any patent, trade secret, trade dress, copyright, or other property right Boomerang may have in any process, method, design, discovery, invention, computer program, concept, writing, or improvement developed or made by or for, or acquired by, Boomerang.

c.           "Boomerang Confidential Information" means and includes, but is not limited to, any confidential technology, design, specification, process, method, technique, equipment, software, or Intellectual Property developed by or for, or acquired by, Boomerang; Boomerang's finances, costs, expenses, revenues, and sales, as well as  product development, marketing, sales, and pricing plans or practices, customer files and lists, and the terms of contracts between Boomerang and its suppliers and customers.  Boomerang Confidential Information does not include any information that is in or comes into the public domain, including information that is publicly known or generally used by others engaged in the same business as Boomerang, other than as a result of a disclosure in violation of this Agreement.

2.           Incorporation of WHEREAS Recitals.   The parties agree that the terms and provisions of the foregoing WHEREAS recitals are incorporated in and made a part of this Agreement as if fully set forth at length here.

3.           Non-Competition.   Employee agrees that, during his employment with Boomerang and for a period of two years after the termination of his employment with Boomerang (the “Restricted Period”), he will not, directly or indirectly, engage or participate or make any financial investments in, or become employed by or render advisory or other services to, any Third Party that is engaged in the development, design, manufacture, construction, operation, or sale of automated parking systems or automated self storage systems (collectively referred to as the “Restricted Business”).  Notwithstanding the foregoing, after the termination of his employment with Boomerang for any reason, Employee may perform services for a business engaged in material handling or such other business (collectively the “Third Party Business”) that does not also perform work in the Restricted Business.  Notwithstanding the foregoing, Employee may, after his termination of employment for any reason, become employed by a Third Party Business that either: (i) devotes no more than 10% of its resources to, or (ii) generates no more than 10% of its revenues from, a Restricted Business, and in such event Employee shall be prohibited from working in any aspect of the Third Party Business, and/or otherwise provide direct or indirect assistance to such Third Party Business as it relates to the Restricted Business, and such other provisions of this Agreement shall apply to Employee’s employment with such Third Party Business.

4.           Non-Solicitation.   Employee agrees that, during his employment with Boomerang and for a period of two years after termination of his employment with Boomerang, he will not directly or indirectly approach, solicit, raid, entice, or induce any employee of Boomerang to be employed by any Third Party, or conduct business with or otherwise solicit any customer or potential customer of Boomerang for the benefit of Employee or any other Third Party.  For purposes of this Agreement, potential customer shall mean any customers that Boomerang has solicited for purposes of providing automated parking or storage systems.

5.           Confidentiality.   Employee shall not, either during or at any time after his employment with Boomerang, communicate or disclose to, or use for the benefit of Employee or any Third Party, any Boomerang Confidential Information in any form, whether maintained in written, electronic, pictorial, or verbal form.

6.           Ownership and Assignment of Intellectual Property Rights.
a.           All processes, designs, discoveries, inventions, computer programs, trade secrets, concepts, writings, or improvements made or conceived by Employee during the course of his employment with Boomerang, whether alone or jointly with others or during regular working hours, shall be and remain the sole and exclusive property of Boomerang.  Employee agrees to disclose Intellectual Property fully and promptly to Boomerang, and upon request and without further compensation from Boomerang, to execute, acknowledge and deliver such papers and instruments as Boomerang deems necessary to perfect, secure and maintain its interests in Intellectual Property.

b.           Employee acknowledges and agrees that it is the desire and intent of the parties that all work made or conceived by Employee shall constitute a "work made for hire" for purposes of the U.S. Copyright Act of 1976, as amended.  If the copyright to any such copyright work is not the property of Boomerang by operation of law, Employee will assign to Boomerang all right, title and interest in and to such work.

7.           Injunctive and Legal Relief.   Employee hereby acknowledges and agrees that Boomerang shall be entitled to commence an action for equitable and legal relief seeking to prevent or remedy any breach by Employee of this Agreement.

8.           Severability/Blue Penciling.          The parties intend that the provisions of this Agreement will be enforced to the fullest extent permitted by the law of the State of Utah, but that the unenforceability (or the modification to conform with such law) of any provision will not render unenforceable or impair the remainder of this Agreement.  Accordingly, if any Court rules that a provision of Sections 3, 4, 5, or 6 is unenforceable as written, the Court may modify any such provision and apply it as modified.  The illegality and unenforceability of any provision of this Agreement will not effect or impair the enforceability of any other provision of this Agreement.

9.           Governing Law and Jurisdiction.   The parties consent and agree that the federal and state courts of Utah shall have exclusive jurisdiction over any claim for breach of this Agreement, or any other difference or dispute arising under or related to this Agreement.  The parties hereby irrevocably waive any objection to the jurisdiction, process, or venue of any such court, and to the validity, effectiveness, execution, and enforcement of any order or judgment (including, but not limited to, judgment by default) of any such court in relation to this Agreement.

10.           Employment Status.   Employee acknowledges that this Agreement is not a promise by Boomerang to continue to employ Employee.  Employee acknowledges that he is an at-will employee of Boomerang and that Boomerang may terminate Employee, at any time, with or without cause.

11.           Survival of Provisions.   The provisions of Sections 3, 4, 5, 6, 7, 8, and 9 will survive the termination or expiration of this Agreement.

12.           Entire Agreement.   This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant with respect thereto has been made by either party except as expressly set forth herein.  The parties may not orally change or terminate this Agreement.  This Agreement supersedes and cancels all prior Agreements between the parties, whether written or oral relating to the employment of Employee.

The parties hereto have duly signed this Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement as of the day and the year first above written.

	BOOMERANG SYSTEMS, INC.		EMPLOYEE:

By:	/s/ Christopher Mulvihill		/s/ David Koch
	Name:	Christopher Mulvihill	Name:	David Koch
	Title:	President	Dated:	10/28/2011